Strategic Cooperation Agreement

On May 28, 2025, MARKY Corp ("the Company") entered into a strategic partnership with Shenzhen Wanhongxin Trading Co., Ltd, a leading innovator in the fashion industry based in Asia, with its registered office at Room 1-29C, Dachong 1st Road, Yuehai Avenue, Nanshan District, Shenzhen City, Guangdong Province, China, to develop a suite of generative AI-driven tools.

1. **Objective of the Partnership.** Generative artificial intelligence (generative AI) is a tool that helps create or modify content such as images and text in new ways. Generative AI models are trained using billions of pieces of information. To generate new content, generative AI models learn about patterns and relationships between these pieces of information based on prompts or instructions.

2. **Roles and Contributions**

   2.1. **MARKY Corp**: Provides necessary hardware support.

   2.2. **Shenzhen Wanhongxin Trading Co., Ltd**: Supply the technical expertise and development capabilities.

   2.3. **Jointly**: Collaborate on the research, design and development of the generative AI software.

3. **Next Steps.** The parties will work towards a detailed cooperation agreement within six (6) months from the signing of this strategic agreement, outlining specific terms, timelines, and responsibilities for the development and deployment of the AI tools.

This Strategic Cooperation Agreement reflects the intent of the parties to collaborate and is signed by their duly authorized representatives on May 28, 2025.

For MARKY Corp

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Name: CHUNG Ling Cheong Dicky
Title: President
Date: May 28, 2025

For Shenzhen Wanhongxin Trading Co., Ltd

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Name:Shoucheng Chen
Title: CEO
Date: May 28, 2025